MVC Capital Announces an Additional Share Repurchase Program

PURCHASE, N.Y., July 19, 2011 -- MVC Capital, Inc. (NYSE: MVC), a publicly traded business development company that makes private debt and equity investments, today announced that its board of directors has approved another share repurchase program authorizing up to $5 million in additional share repurchases.  This $5 million program is in addition to the $5 million program authorized in fiscal 2010 and completed during the Fund’s last fiscal quarter. The share repurchase program has no time limit.

As of the close of trading on July 18, 2011, the Fund's shares were trading at a 25% discount to its June 30, 2011 unaudited net asset value per share of $17.33. Under the share repurchase program, shares may be repurchased from time to time at prevailing market prices during the Fund's open trading periods. The repurchase program does not obligate the Fund to acquire any specific number of shares and may be discontinued at any time.

"The decision to expand the share repurchase program reflects our continued confidence in the strategic direction of the Fund," said Michael Tokarz, Chairman and Portfolio Manager of MVC Capital. "While we will continue to be selective with our investments, the Fund’s current financial flexibility has enabled an additional share buy-back program that we feel offers a compelling investment option for our shareholders.”

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares of the Fund's common stock.

There is no assurance that the market price of the Fund's shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, or that the program will enhance shareholder value over the long-term.

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About MVC Capital, Inc.

MVC Capital is a Business Development Company traded on the New York Stock Exchange that provides long-term debt and equity capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries. For additional information about MVC Capital, please visit MVC's website at www.mvccapital.com. For MVC's investor relations, please call 914-510-9400. All media inquiries should be directed to Nathaniel Garnick at 212-687-8080.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Furthermore, past performance is no guarantee of future results. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company's periodic filings with the Securities and Exchange Commission.